5673 Airport Road
Roanoke, VA 24012
Phone (540) 362-4911
Fax (540) 561-1448

CONTACT:	Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
Advance Auto Parts
(540) 561-3281

JURY FINDS IN FAVOR OF ADVANCE AUTO PARTS IN ANTITRUST LAWSUIT

Roanoke, Virginia, January 30, 2003 – Advance Auto Parts, Inc. (NYSE: AAP) announced today that it successfully defended itself against an antitrust lawsuit filed by a group of warehouse distributors and jobbers, that appointed themselves as the “Coalition for a Level Playing Field.” A seven-member jury in the United States District Court in New York unanimously found that the Company did not receive improper price discounts from manufacturers and in no way violated the Robinson-Pactman Act.

“After a three year fight against these meritless allegations, we are pleased that we have prevailed,” said Eric M. Margolin, Senior Vice President and General Counsel, at Advance Auto Parts.

“Our Company was built on providing an outstanding value to our customers and doing so with the highest degree of integrity,” stated Larry P. Castellani, Chief Executive Officer of Advance Auto Parts. “This is a great victory for our customers, who will continue to find high quality products at value prices at our stores.”

Advance Auto Parts, Inc., based in Roanoke, Va., is the second largest retailer of automotive parts in the United States. At December 28, 2002, the Company had 2,435 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, terrorist activities, war and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them as more information becomes available.

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